UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

GOOD SAM ENTERPRISES, LLC

(Exact name of company as specified in its charter)

Delaware	000-22852	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270	(847) 229-6720
Lincolnshire, IL 60069	(Registrant’s telephone
(Address of executive offices)	number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

Good Sam Enterprises, LLC (the “Company”) announced that an intermediate parent, CWGS Group, LLC, a Delaware limited liability company (the “CWGS”) which also owns the outstanding equity interests of its affiliate FreedomRoads Holding Company, LLC that operates RV dealerships throughout the United States, has begun seeking commitments for a privately arranged senior secured financing (the “Refinancing”).  As part of the Refinancing, the Company intends to make a tender offer, subject to consummation of the Refinancing, for its 11.5% senior secured notes due 2016 (the “Senior Secured Notes”) on terms to be announced at a later date by the Company.  The Company also has the right to redeem the Senior Secured Notes at par plus a premium of 8.625% upon not less than 30 and no more than 60 days’ notice under the terms of the indenture pursuant to which the Senior Secured Notes were issued.  Other debt and obligations in the CWGS corporate structure and at its parent company, CWGS Enterprises, LLC will be paid from proceeds of the Refinancing.  As part of the privately arranged Refinancing, prospective participants will be provided information derived from the following financial information of the Company for the nine months ended September 30, 2013 and 2012.  The information to prospective participants in the Refinancing will also include inter-company eliminations at the CWGS level and certain reclassifications in the presentation that are not included in the Company’s results.

•                  Revenues of $419.8 million for the first nine months of 2013 increased $23.8 million, or 6.0%, from the comparable period in 2012.

•                  Membership Services revenues of $146.4 million for the first nine months of 2013 increased $5.7 million, or 4.0%, from the comparable period in 2012.  This revenue increase was largely attributable to a $8.6 million increase from the extended vehicle warranty programs due to an increase in average revenue per contract and increased contracts in force, a $2.8 million increase in revenue from the travel assist program acquired in 2012, a $2.3 million increase from the roadside assistance programs primarily due to increased contracts in force, and a $1.6 million increase in the campground directory revenue, mostly related to online revenues.  These increases were partially offset by a $5.3 million reduction in the outdoor powersports magazine group primarily due to the sale of its remaining magazine titles and shows to EPG Media, LLC in March 2013, a $2.2 million reduction primarily from an additional member rally which occurred in the first quarter of 2012, and a $2.1 million revenue reduction resulting from merging the President’s Club into the Good Sam Club.  EPG Media, LLC is controlled by Mark Adams, the son of the Chairman of the Company’s Board of Directors, Stephen Adams.

•                  Retail revenues of $273.5 million for the first nine months of 2013 increased by $18.1 million, or 7.1%, from the comparable period in 2012.  Store merchandise sales increased $18.9 million from the first nine months of 2012 due to a same store sales increase of $7.1 million, or 4.1%, and a $15.8 million increase from the opening of twenty-one new stores over the last twenty-one months, which were partially offset by a $4.0 million decrease in revenue from four discontinued stores that were closed in the last twenty-one months in order to consolidate operations within specific geographic areas.  Further, mail order and internet revenue increased $1.1 million, supplies and other revenue increased $0.4 million, and installation and service fees decreased $2.3 million.  Same store sale calculations for a given period include only those stores that were open both at the end of that period and at the beginning of the preceding fiscal year.

•                  Costs applicable to revenues totaled $254.1 million for the first nine months of 2013, an increase of $15.3 million, or 6.4%, from the comparable period in 2012.

•                  Membership Services costs applicable to revenues of $85.3 million for the first nine months of 2013 increased $3.0 million, or 3.7%, from the comparable period in 2012.  This increase consisted of higher program and marketing expenses for the extended vehicle warranty and roadside assistance of $5.6 million and $2.6 million, respectively, primarily relating to increased revenue, $1.1 million of additional expenses relating to the travel assist program acquired in 2012, and $0.9 million of additional campground directory advertising expenses, relating to increased online revenue. These increases were partially offset by expense decreases of $4.8 million, primarily relating to the sale of the outdoor powersports magazines and shows in March 2013, and $2.4 million primarily from an additional annual rally in the first quarter of 2012.

•                  Retail costs applicable to revenues for the first nine months of 2013 increased $12.3 million, or 7.9%, to $168.8 million.  The retail gross profit margin of 38.3% for the first nine months of 2013 decreased from 38.7% for the comparable period in 2012 primarily due to a change in sales mix away from the higher margin install and service fee revenue and increased distribution expenses.

•                  Selling, general and administrative expenses of $106.9 million for the first nine months of 2013 decreased $0.4 million compared to the first nine months of 2012. This decrease was primarily due to a reduction of legal and club branding expenses of $2.6 million, and reduced other general and administrative expenses of $0.7 million, partially offset by a $2.9 million increase in retail selling, general and administrative expenses, mainly related to increased labor in connection with the opening of twenty-one new retail stores in the last twenty-one months.

•                  Depreciation and amortization expense of $9.3 million decreased $1.3 million from the prior year primarily due to the completed amortization of customer lists related to consumer show purchases.

•                  Income from operations for the first nine months of 2013 totaled $49.4 million compared to $39.2 million for the first nine months of 2012.  As described above, this increase of $10.2 million was primarily the result of increases in gross profit for the Retail and Membership Services segments of $5.8 million and $2.7 million, respectively, and a $1.7 million decrease in operating expenses for the first nine months of 2013.

•                  Non-operating expenses of $27.0 million for the first nine months of 2013 decreased $1.6 million compared to the first nine months of 2012 due to a $4.1 million decrease in net interest expense primarily due to the expiration of the interest rate swap agreements in October 2012, a net gain on sale of businesses of $0.5 million ($1.7 million on sale of the powersports magazine titles, shows and conferences in 2013 compared to a gain of approximately $1.2 million in the first nine months of 2012, primarily relating to the sale of the Golf Card Club and consumer shows), and a $0.4 million reduction in loss on debt instruments, partially offset by a $3.4 million decrease in gain on derivative instruments related to the interest rate swap agreements which expired October 2012.

•                  Income before income tax for the first nine months of 2013 was $22.4 million, compared to $10.6 million for the first nine months of 2012.  This $11.8 million favorable change was attributable to the $10.2 million increase in income from operations in the first nine months of 2013 and the decrease in non-operating items of $1.6 million mentioned above.

•                  The Company recorded income tax expense of approximately $0.2 million for the first nine months of 2013, which remained unchanged from the first nine months of 2012.

•                  Net income for the first nine months of 2013 was $22.2 million versus $10.4 million for the first nine months of 2012.  This $11.8 million increase was mainly due to the income from operations improvement noted above.

The consummation of the Refinancing is subject to market and other conditions and there can be no assurance that the Refinancing, and therefore the tender offer for the Senior Secured Notes, will occur.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

The information contained in this filing is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SIGNATURES

GOOD SAM ENTERPRISES, LLC
(Company)

Date: October 29, 2013	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Executive Vice President
and Chief Financial Officer